Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated March 20, 2026, except for the Statements of Financial Position, Profit or Loss, Shareholders’ Equity and Cash Flows and Notes 15 and 20, as to which the date is April 9, 2026, Note 14, as to which the date is April 30, 2026, and the Statements of Financial Position, Note 2, Note 12, Note 14, Note 24 and Note 26, as to which the date is May 28, 2026, relating to the consolidated financial statements of Ticketplus Ltd. and its subsidiaries as of December 31, 2025, and for the year ended December 31, 2025, which appear in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly Paraguay

Asunción, Paraguay

July 21, 2026